Exhibit 99.3

BeiGene Announces PDUFA Goal Date Extension for U.S. sNDA for BRUKINSA for the Treatment of CLL/SLL

Following Additional Data Submission to FDA Demonstrating ORR Superiority Over Ibrutinib As Determined by IRC, PDUFA Goal Date Extended to January 20, 2023 to Allow Time for Review

CAMBRIDGE, Mass., BASEL, Switzerland and BEIJING, China – June 13, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) goal date by three months to January 20, 2023 for the supplementary new drug application (sNDA) for BRUKINSA as a treatment for adult patients with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL).

The FDA extended the PDUFA goal date to allow time to review additional clinical data submitted by BeiGene, which was deemed a major amendment to the sNDA. The submission included final response analysis from the global ALPINE clinical trial showing BRUKINSA demonstrated superiority versus ibrutinib in overall response rate (ORR) as assessed by an Independent Review Committee (IRC) in adult patients with relapsed or refractory (R/R) CLL or SLL. This final response analysis was announced by the company on April 11, 2022.

“We will continue to work closely with the FDA to facilitate the review of our sNDA for BRUKINSA in CLL/SLL,” said John V. Oyler, Co-Founder, Chairman and CEO of BeiGene. “We are confident that the data in our filing demonstrate BRUKINSA’s potential in the treatment of CLL/SLL and are committed to bringing this important medicine to CLL/SLL patients in the U.S. as soon as possible following regulatory approval.”

The sNDA filing in CLL/SLL includes data from two pivotal randomized Phase 3 studies and eight supportive studies in B-cell malignancies. The two global Phase 3 trials of BRUKINSA in CLL/SLL are: SEQUOIA (NCT03336333) comparing BRUKINSA to bendamustine and rituximab in treatment-naïve (TN) patients and ALPINE (NCT03734016) comparing BRUKINSA to ibrutinib in relapsed or refractory (R/R) patients. Additionally, the SEQUOIA study enrolled patients with deletion 17p in a non-randomized arm evaluating BRUKINSA monotherapy in this high-risk population. ALPINE and SEQUOIA enrolled patients from a total of 17 countries, including the United States, multiple countries in Europe, China, Australia, and New Zealand. Interim results from the ALPINE trial and the SEQUOIA trial were reported at the 26th European Hematology Association (EHA2021) Virtual Congress in June 2021 and at the 63rd American Society for Hematology (ASH) Annual Meeting in December 2021, respectively.

About ALPINE

ALPINE is a randomized, global Phase 3 trial (NCT03734016) comparing BRUKINSA against ibrutinib in previously treated patients with relapsed or refractory chronic lymphocytic leukemia CLL or SLL. In the trial, a total of 652 patients were randomized into two arms, with the first receiving BRUKINSA (160 mg orally twice daily) and the second receiving ibrutinib (420 mg orally once daily) until disease progression or unacceptable toxicity. The primary analysis of overall response rate (ORR), defined by pre-specified non-inferiority of BRUKINSA versus ibrutinib, was assessed by investigator and independent review committee (IRC) using the modified 2008 iwCLL guidelines, with modification for treatment-related lymphocytosis for patients with CLL, and per Lugano Classification for non-Hodgkin’s lymphoma for patients with SLL. There was hierarchical testing of non-inferiority followed by superiority in ORR as assessed by investigator and IRC. Key secondary endpoints include progression-free survival (PFS) and event rate of atrial fibrillation or flutter; other secondary endpoints include duration of response, overall survival, and incidence of adverse events. The study is ongoing with a planned formal analysis of PFS when the target number of events is reached.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA has previously been approved for three indications in the United States: for the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (Nov. 2019)*; for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) (Aug. 2021); and for the treatment of adult patients with relapsed or refractory marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (Sept. 2021)*.

BRUKINSA is supported by a broad clinical program which includes more than 3,900 subjects in 35 trials across 28 markets. To date, BRUKINSA has received approvals covering 50 countries and regions, including the United States, China, the EU and Great Britain, Canada, Australia, South Korea, Switzerland and additional international markets.

*This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.4% of patients treated with BRUKINSA monotherapy. Hemorrhage events of any grade occurred in 35% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 27% of patients, most commonly pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.
Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (26%), thrombocytopenia (11%) and anemia (8%) based on laboratory measurements, developed in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 13% of patients, and Grade 4 thrombocytopenia occurred in 3.6% of patients.

Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 14% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer, reported in 8% of patients. Other second primary malignancies included malignant solid tumors (4.0%), melanoma (1.7%) and hematologic malignancies (1.2%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter were reported in 3.2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 1.1% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse reactions

The most common adverse reactions, including laboratory abnormalities, in ≥ 30% of patients who received BRUKINSA (N = 847) included decreased neutrophil count (54%), upper respiratory tract infection (47%), decreased platelet count (41%), hemorrhage (35%), decreased lymphocyte count (31%), rash (31%) and musculoskeletal pain (30%).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the global Phase 3 ALPINE clinical trial, the potential for BRUKINSA to treat patients with CLL/SLL, the expected timing for FDA review and potential approval of the sNDA for BRUKINSA in CLL/SLL, BeiGene’s plans to make BRUKINSA available to patients with CLL/SLL as soon as possible following approval, BeiGene's advancement of anticipated clinical development, regulatory milestones and commercialization of BRUKINSA, and BeiGene’s plans, commitments, aspirations and goals under the heading “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact:
Kevin Mannix
+1 240-410-0129
ir@beigene.com

Media Contact:
Emily Collins
+ 1 201-201-4570
media@beigene.com